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                                  ASSIGNMENT OF
                     GLOBAL UNILABS CLINICAL TRIALS LIMITED
                                 SHARE INTERESTS


UniHolding Corporation, Assignor ("UHLD"), hereby assigns its rights, title and interests in the Global Unilabs Clinical Trials ("GUCT") capital stock acquired pursuant to the Share Exchange Agreement by and between UHLD and GUCT dated July 23, 1996, to Unilabs Group Limited, Assignee ("UGL"), its wholly-owned subsidiary, in consideration for the reduction of US$2,177,000 to the outstanding debt balance between UHLD and UGL.

The GUCT capital stock assigned hereby consists of 217,000 ordinary registered shares, par value US$0.64.

Each of the parties hereto has caused this Agreement to be executed on its behalf as of the date below.

Dated: July 23, 1996

UniHolding Corporation                           Unilabs Group Limited
Assignor                                         Assignee

By:    /s/ Edgard Zwirn                          By:   /s/
Name/Title: Edgard Zwirn, Chairman               Name/Title:


By:    /s/ Bruno Adam                            By:   /s/
Name/Title:  Bruno Adam, Director                Name/Title: